EXHIBIT 99.B

News
For Immediate Release

El Paso Tennessee Pipeline Co. Announces Preliminary Results of Tender Offers and Consent Solicitations for its 9% Debentures Due 2012 and 7 ¼% Debentures Due 2025

HOUSTON, TEXAS, March 29, 2011 — El Paso Tennessee Pipeline Co. (the “Company”) announced today the results of its previously announced cash tender offers and consent solicitations for any and all of its 9% Debentures due 2012 (CUSIP No. 880370BM2) (the “9% Debentures”)  and 7 ¼% Debentures due 2025 (CUSIP No. 880370BP5) (the “7 ¼% Debentures”, and together with the 9% Debentures, the “Debentures”), as of the Consent Date, which was 5:00 p.m., New York City time, on Monday, March 28, 2011. The aggregate principal amount of the 9% Debentures that has been validly tendered and not validly withdrawn was $199,000, representing 17.32% of the $1,149,000 aggregate outstanding principal amount of the 9% Debentures. The aggregate principal amount of the 7 ¼% Debentures that has been validly tendered and not validly withdrawn was $23,050,000, representing 99.33% of the $23,206,000 aggregate outstanding principal amount of the 7 ¼% Notes. Today, the Company has accepted and will make payment for all Debentures that were validly tendered and not withdrawn prior to the Consent Date.

The tender offers included concurrent consent solicitations for proposed amendments to the indenture under which the related Debentures were issued in order to eliminate certain restrictive covenants as well as certain events of default and to amend its merger covenant. Based on the tenders and consents received, the proposed amendments have been approved with respect to each series of Debentures. The Company will execute a supplemental indenture effecting the proposed amendments to the indenture, and the supplemental indenture will be binding on holders of Debentures not purchased in the tender offers.

Information related to the Debentures, the tender offers and consent solicitations is set forth in the table below.

CUSIP NO.	Security Description	Principal Amount Outstanding	Principal Amount Tendered as of Consent Date	Percent of Total Principal Amount Outstanding Tendered as of Consent Date	Total Consideration (Per Note)1 2	Total Consideration (Aggregate as of Consent Date)1
880370BM2	9% Debentures due 2012	$1,149,000	$199,000	17.32%	$1,100	$218,900
880370BP5	7 ¼% Debentures due 2025	$23,206,000	$23,050,000	99.33%	$1,225	$28,236,250

1	Does not include accrued and unpaid interest up to, but not including, the applicable settlement date, which will be paid on the Debentures accepted for purchase. Also includes a Consent Payment of $30 per $1,000 principal amount of Debentures. Holders who tender after 5:00 p.m., New York City time, on March 27, 2011 will not be entitled to a Consent Payment
2	Per $1,000 principal amount of Debentures tendered and accepted for purchase.

The tender offers and consent solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 17, 2011, and a related Letter of Transmittal and Consent (together, the “Tender Offer Documents”), which set forth more fully the terms and conditions of the tender offers and consent solicitations.

The tender offers and consent solicitations are scheduled to expire at midnight, New York City time, on April 13, 2011, unless extended or earlier terminated (the “Expiration Date”).

The Withdrawal Date has passed. Accordingly, any validly tendered Debentures may no longer be withdrawn. In addition, holders of Debentures who validly tender their Debentures after 5:00 p.m., New York City time, on March 28, 2011, and on or prior to the Expiration Date will not be eligible to receive a Consent Payment of $30 per $1,000 principal amount of Debentures, which was otherwise payable to holders who tendered prior to 5:00 p.m., New York City time, on March 28, 2011.

Questions concerning the terms of the tender offers and consent solicitations may be directed to the dealer manager and solicitation agent, Morgan Stanley & Co. Incorporated (the “Dealer Manager”) at (800) 624-1808 (U.S. Toll- Free) or (212) 761-1057 (Collect). Copies of the Tender Offer Documents may be obtained by calling the information agent, Global Bondholder Services Corporation, toll-free at (866) 952-2200 or at (212) 430-3774 (banks and brokerage firms).

None of El Paso Tennessee Pipeline Co., the Dealer Manager, or any other person makes any recommendation as to whether holders of Debentures should tender their Debentures or provide the related Consents, and no one has been authorized to make such a recommendation. Holders of Debentures must make their own decisions as to whether to tender their Debentures and provide the related Consents, and if they decide to do so, the principal amount of the Debentures to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Debentures should carefully read the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent oil and natural gas producers and an emerging midstream business.  El Paso Tennessee Pipeline Co. is a wholly-owned subsidiary of El Paso Corporation. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offer. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Media Relations
Bruce Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906